Exhibit 4.199

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 136447 of October “21” 2015

For the provision of

mobile radio telephone services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Taxpayer Identification No. (INN)

7740000076

Location:

109147, 4 Marksistskaya St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to October 21, 2025

This license is granted on the basis of the decision of the licensing authority - Order No. 678-рчс of October 21, 2015.

This license is accompanied with an annex on 3 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 073268

Annex to License No. 136447*

License requirements

1. Mobile TeleSystems Open Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MTS OJSC

OGRN 1027700149124	INN 7740000076

Location:

109147, 4 Marksistskaya St., Moscow

2. The Licensee shall start provision of services under the license no later than 21.10.2016.

3. The Licensee shall provide the mobile telephone communication services GSM and LTE standard networks and its’ later modifiacations with the use of radio-frequency bands of 1725.0-1729.6/1820.0-1824.6 MHz and 1746.4-1755.0/1841.4-1850.0, in accordance with the terms of this license only on the territory of the Amur Region.

4. The Licensee under this license shall provide the following to subscribers*:

a) Access to the Licensee’s communication network;

b) Connections over mobile radio telephone network of the Licensee for receiving (transmission) of voice and non-voice information ensuring continuous communication during the service, regardless of the location of the subscriber, including when it is moving;

c) Connections with subscribers and (or) users of fixed telephony public communications network;

d) Possibility to use mobile network service of GSM-1800 standard while outside the territory specified in the license;

d) Access to telematic communications services and data transmission services, except for data transmission services for the purpose of voice transmission;

e) Access to information and inquiry system;

f) Free calls to emergency services around the clock and sending short text messages by dialing a single emergency services number, as well as the possibility of free calls to emergency services around the clock by dialing appropriate emergency services numbers established in accordance with the Russian system and dialing plan;

136447

g) transmission of warning signals and emergency information on dangers arising from the threat of or occurrence of emergency natural and man-made situations, as well as in the case of military operations or as a result of these actions, on the rules of behavior of the population and the need for protection measures.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting mobile radio telephone network of the Licensee to the public telecommunications network, connecting other communication networks to mobile radio telephone network of the Licensee , accounting and transit of traffic in mobile radio telephone network of the Licensee, accounting and transit of traffic from (to) communication networks of other operators.

7. This license has been issued based on the results of public tender in the form of an electronic auction No.1/2015 for the right to obtain licenses to operate in the field of communication services.

In the course of participating in this tender, the Licensee assumed the following commitments:

Comply with the terms specified in the resolutions of the State Commission for Radio Frequencies of October 13, 2014 No.14-27-03 “On allocating radio frequency bands 1710-1785 MHz and 1805-1880 MHz for radio-electronic means of communication networks of GSM, LTE standards and subsequent modifications on the territory of the Russian Federation” and of  December 11, 2013 No.13-22-01 “On the establishment of conditions for the use of radio frequencies by radio-electronic means of civilian land mobile radio service in the provision of communications services in populated areas of the Russian Federation”;

When using radio frequency bands, to fulfill the obligations to ensure electromagnetic compatibility of radio electronic means used with radio-electronic means of other users operating in adjacent frequency bands through the organization of protective radio frequencies by the Licensee within the radio frequency bands used.

8. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

9. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

10. The Licensee shall implement requirements for networks and communications facilities established by the federal executive authority in the field of communications in consultation with the authorized state bodies engaged in investigative activities for the purpose of carrying out investigation operations, and to take measures to prevent disclosure of organizational and tactical methods of the above operations.

11. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to mobile radio telephone services and aimed at improvement of their customer value, unless it requires a separate license.

Laced, numbered and sealed

4 (four) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya
OCTOBER 29, 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

142225